EXHIBIT 10.4
General Services Agreement between Aker Kvaerner E&C and W2 Energy, Inc.

General Services Agreement

This Agreement is made effective June 7, 2005 between W² Energy Inc., ("Client"), and Aker Kvaerner E&C, a division of Aker Kvaerner Canada Inc. a company incorporated under the laws of Canada ("Aker Kvaerner").

WHEREAS, Client has requested Aker Kvaerner to provide technical services (the "Services") in the ongoing development of the Sutton Biomass to GTL Plant (the “Project”); and

WHEREAS, Aker Kvaerner has agreed to perform the Services in accordance with the terms of this Agreement;

NOW THEREFORE, Client and Aker Kvaerner agree to be bound by the following terms and conditions of this Agreement:

Article 1 - The Services

Aker Kvaerner shall perform the services specified in the Work Orders issued hereunder, and the Work Directives and Change Orders issued thereunder, if any (collectively, the "Services").

Each Work Order, Work Directive, and Change Order shall be identical in form to that attached hereto as Exhibit A, Exhibit A-1, and Exhibit A-2, respectively.

Aker Kvaerner shall not perform any services not authorized by a properly executed Work Order, or a Work Directive or Change Order issued thereunder.

Article 2 - Representatives

Aker Kvaerner shall designate a commercial and a technical representative for each Work Order, who shall be identified in Section D of the Work Order.

Aker Kvaerner’s commercial representative shall have authority to represent Aker Kvaerner in all matters pertaining to the Services performed under such Work Order and to make binding decisions on Aker Kvaerner's behalf. If Aker Kvaerner desires to replace either representative, Aker Kvaerner shall notify Client in writing of the proposed new representative and receive Client's written approval before making such replacement, which approval shall not be unreasonably withheld.

Client shall designate a commercial and a technical representative for each Work Order, who shall be identified in Section D of the Work Order. Client’s commercial representative shall have authority to represent Client in all matters pertaining to the Services performed under such Work Order and to make binding decisions on Client's behalf. Client shall have the right to replace any representative by providing written notice to Aker Kvaerner.

Article 3 - Work Directives and Change Orders

Client may make or require changes, including additions and omissions, to the scope of the Services performed under any Work Order. The Client technical representative identified in a Work Order shall have authority to authorize changes to the scope of services in a total dollar amount not to exceed the lesser of CAD $10,000 or 10% of the estimated value stated in such Work Order.

Such change shall be evidenced by a Work Directive, in the form attached hereto as Exhibit A-1, which shall be executed by both parties’ technical representatives prior to Aker Kvaerner performing any Services contemplated by the Work Directive.

If a single change or the cumulative changes in the scope of services would exceed the Client technical representative’s authority (as stated in the preceding paragraph), a Change Order, in the form attached hereto as Exhibit A-2, shall be executed by both the commercial and technical representatives of both parties prior to Aker Kvaerner performing any Services contemplated by the Change Order.

Aker Kvaerner shall not be entitled to any compensation, whether based in contract or quantum meruit, for services performed outside the scope of a Work Order in the absence of a Work Directive or Change Order, as appropriate.

Article 4 - Notices

All notices and other required communications ("Notices") shall be in writing, and shall be sent to the addresses in the signature blocks set forth below, with a copy sent to the representatives identified in the applicable Work Order. A party may change its address by sending Notice to the other party of the new address.

If to Aker Kvaerner: Aker Kvaerner E&C Suite 300, 480 University Avenue Toronto, Ontario M5G 1V2	If to Client: W² Energy Inc. 26 Densley Ave. Toronto, Ontario M6M 2R5

Article 5 - Confidentiality

Client and Aker Kvaerner agree that all written information provided under this Agreement shall not be divulged to any third party without the written consent of the other party excluding, however, (i) information which is or properly becomes part of the public domain prior to disclosure, (ii) information which either party can show was in its possession prior to the execution of this Agreement or the commencement of the Services, or (iii) information disclosed by a third party through no fault of Client or Aker Kvaerner.

Article 6 - Aker Kvaerner’s Responsibility

Aker Kvaerner shall perform the Services in accordance with the care and skill ordinarily used by recognized engineering firms performing services of a similar nature under similar circumstances. Aker Kvaerner shall not be responsible for the acts or omissions of Client’s other contractors and subcontractors or any other persons performing Project related work. If, during the twelve (12) month period following completion of the Services, it is shown that Aker Kvaerner has failed to perform in accordance with the above standards, and Client has promptly notified Aker Kvaerner in writing of any such failure, Aker Kvaerner’s sole responsibility shall be to re-perform only those services determined mutually by Client and Aker Kvaerner as deficient. Such re-performance shall be at no cost to Client.

Article 7 - Client’s Responsibility

To the extent reasonably required for Aker Kvaerner to perform the Services, Client shall promptly provide all information regarding the Project in its possession or in the possession of its subcontractors, employees or agents. Aker Kvaerner shall be entitled to rely on the accuracy of any such information.

Article 8 - Insurance

Aker Kvaerner shall maintain in force during the period that the Services are performed under this Agreement, Workers' Compensation and Employer's Liability Insurance in the limit of $1,000,000 each occurrence or such other insurance as may be required by a government having jurisdiction over Aker Kvaerner’s employees who are engaged in providing the Services.

Aker Kvaerner shall also maintain during such period Commercial General Liability (Bodily Injury and Property Damage) in the limit of $2,000,000 and Auto Liability including owned, nonowned and hired, in the combined limit of $1,000,000. Client expressly acknowledges that Aker Kvaerner’s insurance excludes coverage for damages, injury or harm of any kind whatsoever, to any person or real or tangible property, resulting from acts of terrorism. Client further agrees that Aker Kvaerner shall be held harmless and not liable for any such resulting damage, injury or harm.

Article 9 - Indemnity

Aker Kvaerner shall indemnify Client against any and all claims, demands and causes of action for injury to or death of persons, or damage to or destruction of property, resulting solely from the negligent act or omission of Aker Kvaerner.

Client agrees to indemnify, defend and hold harmless Aker Kvaerner, its employees, officers, directors, subsidiaries, parent, and affiliates from and against any claim, demand, and causes of action or liability resulting from any act or omission of Client. Client also agrees to indemnify, defend and hold harmless Aker Kvaerner, its employees, officers, directors, subsidiaries, parent, and affiliates from any claim, demand, cause of action or liability by or to any third party claiming reliance upon the Services or any product thereof. These indemnities survive the termination or conclusion of this Agreement.

Article 10 - Limitation of Liability

Aker Kvaerner's total aggregate liability to Client under each applicable Work Order, Work Directive, and Change Order for any reason or cause whatsoever, including, but not limited to, claims; demands; actual or threatened causes of action; unreasonable reliance upon work product; or any other reason not specifically mentioned herein, shall in no event exceed 10% of the total compensation paid to Aker Kvaerner under each applicable Work Order, Work Directive, and Change Order. Aker Kvaerner’s liability is further limited to the extent that Aker Kvaerner relies on information, documents, products, samples, engineering reports or designs provided by Client or Client’s subcontractors, employees, agents. These limitations shall survive the termination or conclusion of this Agreement.

Article 11 - Use of Studies

The studies, deliverables or work product produced by Aker Kvaerner pursuant to this
Agreement shall carry the Use of Report statement in Exhibit B or a statement substantially similar to that set forth in Exhibit B. All Services performed hereunder, and all work products or deliverables provided by Aker Kvaerner to Client are strictly subject to this disclaimer. The execution of this Agreement by the parties shall conclusively establish that the parties agree to be bound by the disclaimer.

Article 12 - No Consequential Damages

Notwithstanding any other provision in this Agreement to the contrary, Aker Kvaerner shall not be liable in contract, tort, strict liability, warranty or otherwise, for any special, incidental or consequential damages or for any pollution or environmental damages, such as, but not limited to, delay, disruption, loss of product, loss of anticipated profits or revenue, loss of use of equipment or systems, non-operation or increased expense of operation of other equipment or systems, cost of capital, cost of purchased or replacement equipment, systems or power and cost of real estate. Aker Kvaerner's liability for services not in accordance with its responsibilities as set forth in Article 6 shall be limited to re-performance and is expressly subject to the limits stated herein. Aker Kvaerner shall not be liable for any other rework, including but not limited to reconstruction, equipment replacement or material re-supply. These limitations shall survive the termination or conclusion of this Agreement.

Article 13 - Exclusivity of Remedies

The remedies set forth in this Agreement are exclusive remedies. Aker Kvaerner and Client agree to waive and hereby do waive all other remedies, whether in contract or tort, at law or in equity.

Article 14- Payment

In consideration for performing the Services and for other conditions of this Agreement under the Work Orders, Work Directives, and Change Orders signed by the Client and Aker Kvaerner, Client shall pay Aker Kvaerner as defined and set forth in Exhibit C
COMPENSATION to the Agreement.

Article 15 - Ownership and Use of Documents

Client shall retain title to and rights in all drawings, specifications, and reports produced by Aker Kvaerner. Aker Kvaerner is entitled to retain one set of all drawings, specifications, and reports for record purposes. Client shall not use such drawings, specifications, and reports except as intended in this Agreement.

Article 16 - Time of Performance

Aker Kvaerner shall perform the Services as expeditiously as is consistent with professional skill and care and the orderly progress of the Services. The period of performance for each specific Work Order shall be set forth in that Work Order.

Article 17 - Use of Services

The Services and any product thereof is for the sole benefit of Client and is not intended for the use or benefit of any third party. Aker Kvaerner makes no representations or warranties regarding the Services or any product thereof to any third party and no third party is an intended beneficiary of this Agreement. Reliance upon the Services or any product thereof by any third party is completely at the risk of such third party.

Article 18 - Assignment and Subcontracting

Aker Kvaerner and Client bind themselves and their successors, assigns, and legal representatives to all of the covenants of this Agreement, and further agree that they shall not assign or transfer their interest in this Agreement without the prior written consent of the other.

Article 19 - Arbitration of Disputes

If the parties become involved in a dispute arising in connection with, or in any manner related to, (1) the Project or any extension or modification thereof; (2) the Services performed under this Agreement; or, (3) the interpretation of this Agreement that cannot be settled by management or mediation, then the dispute will be settled by arbitration in accordance with the rules of the Arbitrators Institute of Canada, and judgment will be entered on the award. The arbitrator shall award attorneys' fees to the prevailing party. If a party after due notice fails to appear at and participate in the proceedings, the arbitrator shall make an award based on evidence presented by the party who does participate. Any arbitration shall take place in Toronto, Ontario, or such other place as the parties may agree.

Article 20 - Termination

Upon thirty (30) business day’s written notice, Client may terminate this Agreement with or without cause. In the event of termination for any reason, Aker Kvaerner shall be paid the earned portion of the Contract Price as of the date of termination plus reasonable termination and settlement costs as agreed by the parties based on bilateral, good faith negotiations.

Either party shall be entitled to terminate this Agreement on 30 days written notice to the other party in the event the other party is in substantial default of its obligations pursuant to this Agreement including payment default and such default has not been corrected or reasonably commenced to be corrected within 30 days following receipt of written notice of such default.

Article 21 - Force Majeure

Delays or failures of either party in the performance of its obligations hereunder, except those obligations relating to the payment of monies, shall be excused if caused by circumstances beyond the reasonable control of the party affected, including but not limited to, acts of God, labor strikes, fire, flood, windstorm, explosion, riot, war, sabotage, any act of terrorism, action or request of governmental authority, or accident, provided that reasonable notice of delay is given considering the totality of the circumstances. If such circumstances prevent the performance of Services for sixty (60) days, the Agreement shall be deemed to be terminated and the provisions of Article 20 shall apply.

Article 22 - Entirety of Agreement

This Agreement and any Exhibits and other documents attached hereto constitute the entire agreement between the parties and incorporates all prior or contemporaneous agreements and understandings, whether such are oral or written, in connection with the subject matter hereof.

This Agreement may be amended only in writing signed by the party against whom enforcement is sought.

Article 23 - Severability

Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In case of such prohibition or invalidity, the remainder of this Agreement shall be interpreted to give as much meaning to the intent of the stricken portion or portions of the Agreement as allowed under applicable law.

Article 24 - Headings

Article headings are for the convenience of the parties only and have no special significance, neither are they to be construed as part of this Agreement.

Article 25 - Waiver

A failure or failures by either party to enforce any provision, term or condition of this Agreement shall not constitute a waiver of such provision, term or condition, nor shall it affect the enforceability of that provision, term or condition or of the remainder of this Agreement, neither shall any course of dealing of either party affect any such provision, term or condition in any way or the right of the parties at any time to avail themselves of any remedies accorded under this Agreement.

Article 26 - Relationship

The legal relationship of Aker Kvaerner to Client hereunder shall be that of an independent contractor and not that of an agent, employee or joint venturer.

Article 27 - Choice of Law

This Agreement and any Exhibits and other documents attached hereto shall be governed by and interpreted in accordance with the laws and applicable regulations of the Province of Ontario, Canada.

Article 28 - Exhibits

All Exhibits attached hereto or referenced herein (including but not limited to all Work Orders, Work Directives, and Change Orders executed by the parties hereto) are hereby incorporated into and made a part of this Agreement. The terms of this Agreement and its Exhibits are intended to be complementary and shall be interpreted and construed as complementary, whenever possible. In the event, however, of any contradiction, discrepancy, ambiguity, or inconsistency between the terms of this Agreement and the terms of any Exhibit, the parts of this Agreement shall have the following order of precedent:

a. General Services Agreement Articles 1 to 28;

b. Exhibit A, and within Exhibit A, part A, part B, part C, and then its other provisions; and

c. Other Exhibits.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Aker Kvaerner E&C
a division of Aker Kvaerner Canada Inc.
By:_________________
Name: ______________
Title: _______________
W² Energy Inc.

By:__________________
Name:_______________
Title: ________________

Exhibit A
GSA WORK ORDER
General Services Agreement (XXXX)
Work Order Number (XXXX-xx)

Aker Kvaerner and Client are parties to the General Services Agreement referenced above (the "Agreement"). Capitalized terms used in this Work Order that are not defined herein shall have the meanings set forth in the Agreement.

Client, pursuant to Article 1 of the Agreement, hereby requests Aker Kvaerner to perform certain Services, more specifically described below, and Aker Kvaerner hereby agrees to perform such Services, subject to the terms and conditions of the Agreement and this Work Order.

Unless otherwise agreed in writing signed by both parties, any services performed by Aker Kvaerner or its subcontractors prior to the date this Work Order was executed and that falls within the Scope of Services set forth in Section A of this Work Order shall be deemed to have been performed subject to the terms and conditions of the Agreement, including but not limited to its Exhibits and this Work Order.

The parties agree as follows:

A. Scope of Services
Aker Kvaerner shall provide the following Services:
[Insert detailed description of the scope of Services being provided, including any deliverables]

B. Period of Performance

Services to be performed under this Work Order shall be commenced on ______ and shall be completed on or before _______. Aker Kvaerner agrees that this time schedule is reasonable.

C. Compensation

For Services performed in accordance with this Work Order and the Agreement, Aker Kvaerner shall be compensated as follows:
[Insert compensation schedule (e.g., an hourly rate schedule), and terms for reimbursables]

D. Representatives

For purposes of this Work Order and in accordance with Article 2 of the Agreement, Client and Aker Kvaerner designate the following representatives:

Client Commercial Representative:
Address for Invoice Copies:
Client Technical Representative:
Aker Kvaerner Commercial
Representative:
Aker Kvaerner Technical Representative:

IN NO EVENT SHALL THE COMPENSATION DUE AKER KVAERNER (WHICH INCLUDES ALLAMOUNTS PAYABLE UNDER SECTION C) UNDER THIS WORK ORDER EXCEED CAD $______________ WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF CLIENT’S COMMERCIAL REPRESENTATIVE. ANY WRITTEN AUTHORIZATION TO EXCEED THIS COMPENSATION CAP SHALL ESTABLISH A NEW AMOUNT.

ACCEPTED AND AGREED TO this day of , 2005.

Aker Kvaerner E&C a division of Aker Kvaerner Canada Inc. By: Name: Title:	W² Energy Inc. By: Name: Title:

Exhibit A-1
GSA WORK DIRECTIVE
General Services Agreement (XXXX)
Work Order Number (XXXX-xx)
Work Directive Number (XXXX-xx)

Client and Aker Kvaerner hereby agree to modify Work Order Number _____________ as follows. The Services performed under this Work Directive shall be subject to the terms and conditions of the General Services Agreement and Work Order Number ______________, except as herein expressly modified.

A. Scope of Services.

B. Period of Performance.

C. Compensation.

ACCEPTED AND AGREED TO this __________ day of _____________, 2005.

Aker Kvaerner E&C a division of Aker Kvaerner Canada Inc. By: Name:	W² Energy Inc. By: Name:

Exhibit A-2
GSA CHANGE ORDER
General Services Agreement (XXXX)
Work Order Number (XXXX-xx)
Change Order Number (XXXX-xx)

Client and Aker Kvaerner hereby agree to modify Work Order Number _____________ as follows. The Services performed under this Change Order shall be subject to the terms and conditions of the General Services Agreement and Work Order Number ______________, except as herein expressly modified.

A. Scope of Services.

B. Period of Performance.

C. Compensation.

ACCEPTED AND AGREED TO this __________ day of _____________, 2005.

Aker Kvaerner E&C
a division of Aker Kvaerner Canada Inc.
By:
Name:
Technical Representative Technical Representative
W² Energy Inc.

By:
Name:
Commercial Representative Commercial Representative

Exhibit B
USE OF REPORT

This report was prepared for W² Energy Inc. (“Client”) by Aker Kvaerner E&C, A Division of Aker Kvaerner Canada Inc. ("Aker Kvaerner") pursuant to the contract agreement (“Agreement”) between the Client and Aker Kvaerner.

The report is based in whole or in part on information and data provided to Aker Kvaerner by Client and/or third parties. Aker Kvaerner represents that it exercised reasonable care in the preparation of this report and that the report complies with published industry standards for such reports, to the extent such published industry standards exist and are applicable.

However, Client agrees that, except to the extent specifically stated in writing in the Agreement, Aker Kvaerner is not responsible for confirming the accuracy of information and data supplied by Client or third parties and that Aker Kvaerner does not attest to or assume responsibility for the accuracy of such information or data. Aker Kvaerner also does not attest to or assume responsibility for the accuracy of any recommendations or opinions contained in this report or otherwise expressed by Aker Kvaerner or its employees or agents, which recommendations or opinions are based in whole or in part upon such information or data.

The recommendations and opinions contained in this report assume that unknown, unforeseeable, or unavoidable events, which may adversely affect the cost, progress, scheduling or ultimate success of the Project, will not occur.

Any discussion of legal issues contained in this report merely reflects technical analysis of Aker Kvaerner and does not constitute legal opinions or the advice of legal counsel. This report contains confidential and proprietary information and is furnished to Client solely for its use.

Aker Kvaerner makes no representations, guarantees, or warranties except as expressly stated herein or in the Agreement and all other representations, guarantees, or warranties, whether express or implied, are specifically disclaimed.

Except as may be expressly stated in writing in the Agreement, the use of this report or the information contained herein is at the users sole risk and Client specifically agrees to release, defend, indemnify and hold Aker Kvaerner, its affiliated companies, and its/their officers, directors, employees and agents harmless from any and all liability, damages, or losses of any type, including consequential and punitive damages, suffered by Client or any third party, even if such damages or losses are contributed to or caused by the sole or concurrent fault or negligence of Aker Kvaerner, its affiliated companies, or its/their officers, directors, employees, or agents; provided, however, such release, limitation and indemnity provisions shall be effective to, and only to, the maximum extent allowable by law.

Exhibit C
COMPENSATION
C COMMERCIAL TERMS

The following are the commercial terms for Aker Kvaerner services for execution of the Scope of Services defined in each applicable approved Work Order. The services will be executed on a cost-reimbursable basis. This offer is in accordance with the basis of compensation and payment terms as defined herein.

C-1 ESTIMATED COST OF SERVICES

Aker Kvaerner will carry out services to assist the Client in the ongoing development of the Carbon Black Process and Facility Project. There is no defined scope of services at this time. The services will generally consist of assignments requested by the Client to assist in the development of the Carbon Black Process and Facility Project. Upon Client’s request to carry out specific assignments, Aker Kvaerner will submit a Work Order of the estimated number of man-hours and costs involved and obtain Client’s approval before proceeding with the services.

C-2 COMPENSATION TERMS
As full compensation for the services, Aker Kvaerner will be paid the sum of labour billings and reimbursable expenses incurred.

C-2.1 Labour

Compensation from the Client to Aker Kvaerner will be on the basis of all-inclusive hourly charge-out rates which allow for reimbursement of Aker Kvaerner’s services.

C-2.2 Direct Expenses

Compensation from the Client to Aker Kvaerner for chargeable expenses incurred by Aker Kvaerner in the interests of the project and not provided for within the charge-out rates, such as travel and related costs including out-of-pocket disbursements, will be charged to the Client at Aker Kvaerner’s cost, plus an additional markup of 5% to cover administration services.

C-3 TERMS OF PAYMENT

Client shall cause payment to be made in Canadian funds. Payment will be via direct deposit to:

Royal Bank of Canada
Main Branch Royal Centre
1025 West Georgia Street
Vancouver, BC V6E 3N9
Account No. 100-191-6
Transit 00010 Swift No. ROYCCAT2.

C-3.1 Monthly Advance Payment Billings for Services

In order for Aker Kvaerner to maintain at least a cash-neutral position during execution of the services, we request that a system of advance billings be applied for the services, which Aker Kvaerner will provide. An initial monthly advance payment request will be issued to the Client upon award of each of the Work Orders covering the estimated cost of Aker Kvaerner’s services for work for the first month. Client shall pay the initial monthly advance payment amount before Aker Kvaerner starts the work.

Subsequent advance payment requests for each Work Order will be issued by Aker Kvaerner on or about the 15th day of each month, covering the estimated cost for services to be provided for the following month. Client shall pay each of these monthly advance billings within ten (10) days after its receipt, and no later than the start of the month to which it applies.

The last monthly advance payment request will be issued by Aker Kvaerner on or about the 15th day of the second month prior to the scheduled completion date of the Work Order.

C-3.2 Monthly Billing for Services

On or about the 15th day of each month, Aker Kvaerner shall furnish the Client with a detailed monthly progress invoice of all reimbursable costs associated with the work occurring during the previous month and chargeable to the Client for each Work Order. Each monthly progress invoice will be supported by one (1) copy each of Aker Kvaerner’s manhour report generated from its accounting system, Vendors’ invoices, expense reports, and any other documentation necessary to substantiate the reimbursable costs.

The monthly progress billing includes a reconciliation that shows the difference between Aker Kvaerner’s actual reimbursable monthly costs and the applicable monthly advance payment amount invoiced to the Client. If the summary shows a net balance due Aker Kvaerner, Client shall pay the net balance amount within ten (10) days after its receipt. If the summary shows an advance balance, no payment will be required. Any balances made in this manner will be deducted against subsequent monthly advance payment requests.

C-3.3 Final Billing

Upon completion of services for each Work Order, Aker Kvaerner will submit a final billing that will include a statement summarizing previous billings rendered and payments received. Within ten (10) days after receipt of the final billing, Client shall pay Aker Kvaerner all remaining amounts due.